QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2010

Liberty Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112
(Address of Principal Executive Office)

(303) 220-6600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

        Issuance of 8.375% Notes by UPC Holding B.V.    UPC Holding B.V. (UPC Holding) is a subsidiary of Liberty Global, Inc. On August 13, 2010, UPC Holding issued €640.0 million ($818.7 million at the transaction date) principal amount of 8.375% Senior Notes (the 8.375% Notes), resulting in net cash proceeds after fees of €627.2 million ($802.3 million at the transaction date). The 8.375% Notes mature on August 15, 2020. The 8.375% Notes have been issued pursuant to an indenture (the Indenture), dated August 13, 2010, between, among others, UPC Holding and The Bank of New York Mellon, as trustee. The 8.375% Notes are senior obligations of UPC Holding and rank equally with all of the other existing and future senior debt of UPC Holding and senior to all existing and future subordinated debt of UPC Holding. The 8.375% Notes are secured (on a shared basis) by a pledge over the shares of UPC Holding.

        Concurrently with the offering of the 8.375% Notes, holders of UPC Holding's (i) €384.6 million ($492.0 million at the transaction date) aggregate principal amount of 7.75% Senior Notes due 2014 (the 7.75% Notes) and (ii) €230.9 million ($295.4 million at the transaction date) aggregate principal amount of 8.625% Senior Notes due 2014 (the 8.625% Notes and together with the 7.75% Notes, the 2014 Senior Notes) were invited, subject to certain offering restrictions, to tender their 7.75% Notes and 8.625% Notes to UPC Holding (the Tender Offers).

        Each Tender Offer expired at 4:00 pm London time, on August 12, 2010. A total of €205.5 million ($262.9 million at the transaction date) aggregate principal amount of the 7.75% Notes and €101.3 million ($129.6 million at the transaction date) aggregate principal amount of the 8.625% Notes were tendered. The proceeds of the issuance of the 8.375% Notes will be used to (i) purchase the 2014 Senior Notes tendered pursuant to the Tender Offers, (ii) redeem and discharge the 2014 Senior Notes not tendered in the Tender Offers (the Post-Closing Redemption) and (iii) pay fees and expenses incurred in connection with the offering of the 8.375% Notes and the Tender Offers. To effect the Post-Closing Redemption, UPC Holding has deposited funds sufficient to redeem and discharge such notes and such redemption will be completed on (i) August 20, 2010 for the 7.75% Notes, which is five Business Days (as defined in the respective indentures governing the 2014 Senior Notes) following the closing of the offering of the 8.375% Notes and (ii) September 13, 2010 for the 8.625% Notes, which is 30 days following the closing of the offering of the 8.375% Notes. In order to expedite the completion of the Post-Closing Redemption and concurrently with the Tender Offers, UPC Holding also sought the requisite majority consent from holders of the 7.75% Notes and the 8.625% Notes to reduce the minimum redemption notice period for the 7.75% Notes and the 8.625% Notes from 30 days to five Business Days. This requisite majority consent was obtained in respect of the 7.75% Notes but not the 8.625% Notes.

        The 8.375% Notes are non-callable until August 15, 2015. At any time prior to August 15, 2015, UPC Holding may redeem some or all of the 8.375% Notes by paying a "make-whole" premium, which is the present value of all remaining scheduled interest payments using the discount rate (as specified in the Indenture) as of the redemption date plus 50 basis points. UPC Holding may redeem some or all of the 8.375% Notes at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional amounts, if any, to the applicable redemption date, if redeemed during the twelve month period commencing on August 15 of the years set out below:

Year	Percentage of principal
2015:	104.188%
2016:	102.792%
2017:	101.396%
2018 and thereafter:	100.00%

        Pursuant to a Purchase Agreement for the 8.375% Notes, dated August 5, 2010, the Initial Purchasers of the 8.375% Notes were Credit Suisse Securities (Europe) Limited and Morgan Stanley & Co. International plc.

        Impact of redemption of 2014 Senior Notes on certain maturity provisions of the UPC Broadband Holding Bank Facility.    UPC Broadband Holding B.V. (UPC Broadband Holding) is a wholly-owned subsidiary of UPC Holding. Under the senior secured credit facility agreement for UPC Broadband Holding originally dated January 16, 2004, as amended (the UPC Broadband Holding Bank Facility), the additional facilities M, N, Q, R, S, T, U, W and X (each a Broadband Facility), issued thereunder, all currently mature on the earlier of (i) the respective final maturity dates specified in the applicable accession agreements for each such Broadband Facility and (ii) October 17, 2013, being the date falling 90 days prior to the date on which the 2014 Senior Notes were originally specified to fall due (the Contingent Early Maturity Date) if, (a), in respect of Broadband Facilities S, T, U, W and X, on such date, the 2014 Senior Notes are outstanding in an aggregate amount of €250 million or more or (b), in respect of Broadband Facilities M, N, Q and R, the 2014 Senior Notes have not been repaid, refinanced or redeemed prior to such date. Pursuant to the settlement of the Tender Offers and Post-Closing Redemption, all 2014 Senior Notes will be refinanced or redeemed and so the Contingent Early Maturity Date, in respect of each of the abovementioned Broadband Facilities, will no longer be applicable.

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.
By:	/s/ RANDY L. LAZZELL Randy L. Lazzell Vice President

Date: August 13, 2010

 EXHIBIT INDEX

Exhibit No.	Name
99.1	Indenture dated August 13, 2010, among UPC Holdings B.V., The Bank of New York Mellon, as Trustee, Transfer Agent, Principal Paying Agent and Security Agent, and The Bank of New York Mellon (Ireland) Limited, as Irish Paying Agent.

QuickLinks

  Item 8.01 Other Events.
SIGNATURE
EXHIBIT INDEX